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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 13, 2017 (February 9, 2017)

MEAD JOHNSON NUTRITION COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-34251 (Commission File Number)	80-0318351 (IRS Employer Identification No.)

2701 Patriot Blvd., Glenview, Illinois 60026
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (847) 832-2420

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

        On February 10, 2017, Mead Johnson Nutrition Company, a Delaware corporation ("Mead Johnson" or the "Company"), Reckitt Benckiser Group plc, a company incorporated in England and Wales ("Reckitt Benckiser" or "Parent"), and Marigold Merger Sub, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Parent will indirectly acquire the Company by means of a merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement (the "Merger").

        At the effective time of the Merger (the "Effective Time"), on the terms and subject to the conditions set forth in the Merger Agreement, each share of common stock, par value $0.01 per share, of the Company (the "Common Stock") outstanding immediately prior to the Effective Time (other than (i) each share of Common Stock held by the Company as treasury stock (other than shares held for the account of clients, customers or other persons), (ii) each share of Common Stock held by Parent or by any subsidiary of either the Company or Parent and (iii) each share of Common Stock held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware law) will be converted into the right to receive $90.00 in cash, without interest (the "Merger Consideration").

        Outstanding Company equity awards immediately prior to the consummation of the Merger will generally be subject to the following treatment:

  •
  Each stock option that is outstanding immediately prior to the Effective Time will accelerate, vest and be cancelled as of the Effective Time in exchange for a lump-sum cash payment equal to the product of (A) the number of shares of Common Stock subject to the stock option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such stock option. Each stock option with an exercise price equal to or greater than the Merger Consideration will be cancelled immediately prior to the Effective Time for no consideration;

  •
  Each RSU that is outstanding immediately prior to the Effective Time, other than RSUs granted after the date of the Merger Agreement, will vest and be cancelled as of the Effective Time in exchange for a lump-sum cash payment equal to the product of (A) the number of shares of Common Stock subject to such RSU immediately prior to the Effective Time and (B) the Merger Consideration; and

  •
  Each PSU that is outstanding immediately prior to the Effective Time and for which the performance period is complete will vest and be cancelled as of the Effective Time in exchange for a lump-sum cash payment equal to the product of (A) the number of shares of Company Common Stock subject to such PSU based on actual performance for the completed performance period and (B) the Merger Consideration. Each PSU, other than PSUs granted after the date of the Merger Agreement, that is outstanding immediately prior to the Effective Time and for which the performance period is incomplete, will vest and be cancelled as of the Effective Time, with the holder entitled to receive a lump-sum cash payment equal to the product of (A) the number of shares of Company Common Stock subject to such PSU based on target performance for the incomplete performance period and (B) the Merger Consideration.

  •
  The Company may grant PSUs and RSUs after the date of the Merger Agreement but prior to the Effective Time in connection with its annual practice of granting equity awards and as otherwise permitted by the Merger Agreement. Each such PSU and RSU that is outstanding immediately prior to the Effective Time will, as of the Effective Time, convert into a RSU award tied to shares of Parent common stock (assuming target performance in the case of PSUs) that settles in cash upon satisfaction of the applicable vesting conditions (such converted awards, the "Converted Parent RSUs"). Each Converted Parent RSU will remain subject to the same terms and conditions as the PSU or RSU to which it relates (including vesting) except that no Converted Parent RSUs will be subject to performance-based vesting conditions.

        The board of directors of the Company (the "Board") unanimously adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Merger and, subject to the terms and conditions of the Merger Agreement, resolved to recommend adoption of the Merger Agreement by its stockholders.

        Under the Merger Agreement, consummation of the Merger is subject to the satisfaction or waiver of certain customary closing conditions, including, among others: (i) the affirmative vote (the "Company Stockholder Approval") of the holders of a majority of the Company's outstanding shares of Common Stock; (ii) the affirmative vote (the "Parent Shareholder Approval") of a simple majority of Parent's shareholders at the Parent Shareholder Meeting (as defined in the Merger Agreement); (iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR") and the receipt of certain other non-United States regulatory approvals required to consummate the Merger; (iv) no provision of any applicable law restraining, enjoining, prohibiting or otherwise making consummation of the Merger illegal; and (v) in the case of Parent's obligations to consummate the Merger, the absence of a Company Material Adverse Effect (as defined in the Merger Agreement). Moreover, each party's obligation to consummate the Merger is subject to certain other conditions, including without limitation: (x) the accuracy of the other party's representations and warranties contained in the Merger Agreement (subject to materiality qualifiers) and (y) the other party's compliance with its covenants and agreements contained in the Merger Agreement in all material respects. Parent and Merger Sub's respective obligations to consummate the Merger are not subject to any financing condition or other contingency.

        The Company has made customary representations and warranties and covenants in the Merger Agreement, including covenants regarding the conduct of the business of the Company prior to the consummation of the Merger. Under the terms of the Merger Agreement, the Company is permitted to continue paying its regular quarterly dividend of up to $0.4125 per share of Company Common Stock per quarter with record and payment dates consistent with the quarterly record and payment dates in 2016.

        The Merger Agreement contains a "No-Shop" provision, pursuant to which the Company is required to, must cause its affiliates, investment bankers, attorneys, accountants and other advisors and representatives engaged in connection with the Merger and the other transactions contemplated by the Merger Agreement, and must use its reasonable best efforts to cause certain other representatives to (i) immediately cease all existing discussions or negotiations, if any, with any third party with respect to any acquisition proposal and (ii) not, among other customary restrictions, solicit alternative acquisition proposals, engage in discussions with any third party related thereto, provide access to the Company's books and records or fail to recommend the Merger to its stockholders. Notwithstanding the foregoing, if prior to receipt of the Company Stockholder Approval, the Company receives a written acquisition proposal that did not result from a breach of the Merger Agreement, under certain circumstances, the Company and its representatives may engage in negotiations and discussions with the third party making such acquisition proposal and may provide such third party (after execution of a confidentiality agreement meeting certain requirements) with non-public information relating to the Company. The Company is permitted to terminate the Agreement to accept a Superior Proposal if the Board determines, after considering advice from its financial advisor and outside legal counsel, that a failure to take such action would reasonably be expected to be inconsistent with the Board's fiduciary duties under Delaware law; provided, however, that the Company is not permitted to take any such action without first giving Parent certain customary rights to match such alternative proposal. "Superior Proposal" is generally defined as an unsolicited acquisition proposal for a change of control transaction that did not result from a breach of the "No-Shop" restrictions, and that the Board determines, after considering advice from its financial advisor and outside legal counsel, taking into account all circumstances deemed reasonably relevant by the Board, is more favorable to the Company's stockholders from a financial point of view than the Merger.

        The Merger Agreement contains provisions giving each of Parent or the Company the right to terminate the Merger Agreement under certain circumstances including, among others, if the transactions contemplated by the Merger Agreement are not consummated on or before September 10, 2017 (as may be extended to December 10, 2017 in the event the only conditions not to have been satisfied or capable of being satisfied as of September 10, 2017 relate to competition laws) (the "End Date"), the Parent Shareholder Approval has not been obtained or the Company Stockholder Approval has not been obtained. In addition, the Company can terminate the Merger Agreement if, among other things, the board of directors of Parent changes its recommendation that the Merger be approved by the shareholders of Parent (the "Parent Board Recommendation") or, subject to Parent's rights to match such Superior Proposal, in order for the Company to accept a Superior Proposal. Parent also has the right to terminate the Merger Agreement if, among other things, the Board changes its recommendation that the Merger Agreement be adopted by the stockholders of the Company (the "Company Board Recommendation"), if the Board fails to publicly affirm the Company Board Recommendation in certain circumstances or if certain named persons have willfully and materially breached the "No-Shop" restrictions or caused the Company, its subsidiaries or their respective representatives to materially breach the "No-Shop" restrictions, subject to a cure right for the Company.

        The Company must pay a termination fee equal to $480,000,000 if (i) Parent terminates the Merger Agreement because (A) the Board changes the Company Board Recommendation or fails to affirm the Company Board Recommendation in certain circumstances or (B) certain of the Company's representatives have willfully and materially breached the "No-Shop" restrictions or caused the Company, its subsidiaries or their respective other representatives to materially breach the "No-Shop" restrictions, (ii) the Company terminates the Merger Agreement to enter into a Superior Proposal or (iii) the Company or Parent terminates the Merger Agreement because (x) the Company Stockholder Approval is not obtained or (y) the Merger is not consummated on or prior to the End Date other than as a result of a failure to obtain required regulatory approvals by such date and (A) prior to such termination, a bona fide acquisition proposal has been publicly disclosed and not withdrawn and (B) within 12 months of such termination, the Company closes a change of control transaction or enters into a definitive agreement with respect to a change of control transaction. If the Merger Agreement is terminated by the Company or Parent because the Company Stockholder Approval was not obtained, the Company must pay an amount equal to all out-of-pocket costs, fees and expenses (including legal fees and expenses) incurred by Parent or any of its affiliates in connection with the Merger Agreement and the transactions contemplated thereby subject to a cap of $20,000,000 (which reimbursement will reduce on a dollar for dollar basis any termination fee subsequently payable by the Company). Parent must pay a termination fee equal to $480,000,000 if (i) the Company terminates the Merger Agreement because the board of directors of Parent changes the Parent Board Recommendation or (ii) the Company or Parent terminates the Merger Agreement because the Parent Shareholder Approval is not obtained.

        The foregoing description of the Merger Agreement and the transactions and agreements contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, and the terms of which are incorporated herein by reference.

        The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Merger Sub, Parent or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger

Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in the Company's public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

        On February 9, 2017, the Board amended the Company's Amended and Restated Bylaws (the "Bylaws") by adding a new Section 10 to Article VII therein (the "Amendment"), which provides that to the fullest extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state or federal court located in the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought in the name or right of the Company or on its behalf, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, stockholder or other agent of the Company to the Company or the Company's stakeholders, (iii) any action arising or asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the "DGCL") or any provision of the certificate of incorporation of the Company or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of the certificate of incorporation of the Company or the Bylaws. The new provision further provides that if any action the subject matter of which is within the scope of the Bylaws is filed in a court other than as specified above in the name of a stockholder, such stockholder shall have been deemed to have consented to (a) the personal jurisdiction of the Court of Chancery of the State of Delaware, another court in the State of Delaware or the federal district court in the District of Delaware, as appropriate, in connection with any action brought in any such court to enforce the Bylaws and (b) having service of process made upon such stockholder in any such action by service upon such stockholder's counsel in the action as agent for such stockholder.

        The Bylaws, as amended, are filed as Exhibit 3.1 to this report and are incorporated by reference herein. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Bylaws, as amended.

Item 8.01.    Other Events.

        On February 10, 2017, the Company issued a letter to its employees announcing that it has entered into the Merger Agreement and providing certain information regarding the Merger and a factsheet providing certain information about the Company. A copy of the letter and a copy of the factsheet are included as Exhibit 99.1 and Exhibit 99.4 to this report, respectively, and are incorporated herein by reference.

        Also, on February 10, 2017, the Company distributed a letter to its employees from the CEO of Reckitt Benckiser and an infographic, a factsheet and an employee FAQ from Reckitt Benckiser, regarding the Merger and operations of Reckitt Benckiser and the Company. Copies of these communications are attached hereto as Exhibits 99.2, 99.3, 99.5 and 99.6 to this report and are incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)
Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of February 10, 2017, among Mead Johnson Nutrition Company, Reckitt Benckiser Group plc and Marigold Merger Sub, Inc.
3.1	Amendment No. 1 to the Amended and Restated Bylaws of the Company, adopted on February 9, 2017
99.1	Letter to Employees issued February 10, 2017
99.2	Letter from Reckitt Benckiser CEO issued February 10, 2017
99.3	Infographic Release from Reckitt Benckiser issued February 10, 2017
99.4	Company Factsheet issued February 10, 2017
99.5	Reckitt Benckiser Factsheet issued February 10, 2017
99.6	Employee FAQ from Reckitt Benckiser issued February 10, 2017

Cautionary Statement Regarding Forward-Looking Statements

        This report contains certain statements with respect to a transaction involving Mead Johnson and Reckitt Benckiser Group plc that are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as "should," "expect," "anticipate," "estimate," "target," "may," "project," "guidance," "intend," "plan," "believe" and other words and terms of similar meaning and expression. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this report. These risks include, but are not limited to: (1) the possibility that a transaction will not be consummated or delays in consummating the transaction; (2) adverse effects on the market price of Mead Johnson's common stock and on Mead Johnson's operating results because of a failure to complete the transaction; (3) negative effects relating to the announcement of the transaction or any further announcements relating to the transaction or the entrance into or consummation of the transaction on the market price of Mead Johnson's stock; (4) unanticipated difficulties or expenditures relating to the transaction; (5) legal proceedings instituted against Mead Johnson and others in connection with the transaction; (6) disruptions of current plans and operations caused by the announcement and pendency of the transaction; (7) potential difficulties in employee retention as a result of the announcement and pendency of the transaction; (8) the response of customers, distributors, suppliers and competitors to the announcement of the transaction; (9) the ability to sustain brand strength, particularly the Enfa family of brands; (10) the effect on the company's reputation of real or perceived quality issues; (11) the effect of regulatory restrictions related to the company's products; (12) the adverse effect of commodity costs; (13) increased competition from branded, private label, store and economy-branded products; (14) the effect of an economic downturn on consumers' purchasing behavior and customers' ability to pay for product; (15) inventory reductions by customers; (16) the adverse effect of changes in foreign currency exchange rates; (17) the effect of changes in economic, political and social conditions in the markets where we operate; (18) changing consumer preferences; (19) the possibility of changes in the Women, Infants and Children (WIC) program, or participation in WIC; (20) legislative, regulatory or judicial action that may adversely affect the company's ability to advertise its products, maintain product margins, or negatively impact the company's reputation or result in fines or penalties that decrease earnings; and (21) the ability to develop and market new, innovative products.

        Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. Forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which might not even anticipate. There can be no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our reports filed with the Securities and Exchange Commission ("SEC"). Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Mead Johnson.

        All forward-looking statements included in this report are based upon information available to Mead Johnson as of the date of the report, and we assume no obligation to update or revise any such forward-looking statements except as required by law.

Additional Information and Where to Find It

        This report may be deemed to be solicitation material in respect of the transaction. In connection with the transaction, Mead Johnson will file a proxy statement and other materials with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MEAD JOHNSON AND THE TRANSACTION.

        Mead Johnson's investors and security holders will be able to obtain a free copy of these documents filed with the SEC at the SEC's website at http://www.sec.gov. In addition, investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Mead Johnson's Website at www.meadjohnson.com or by contacting Mead Johnson:

  Investors:
  Kathy MacDonald, 847-832-2182
  kathy.macdonald@mjn.com

  or

  Media:
  Christopher Perille, 847-832-2178
  chris.perille@mjn.com

Participants in the Solicitation

        Mead Johnson and its officers and directors may be deemed to be participants in the solicitation of proxies from Mead Johnson stockholders with respect to the transaction. Information about Mead Johnson officers and directors and their ownership of Mead Johnson common shares is set forth in the proxy statement for Mead Johnson's 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2016, and in other documents filed with the SEC by Mead Johnson and its officers and directors. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed by Mead Johnson with the SEC.

 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEAD JOHNSON NUTRITION COMPANY
Date: February 13, 2017	By:	/s/ PATRICK M. SHELLER Patrick M. Sheller Senior Vice President, General Counsel and Secretary

1

 EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of February 10, 2017, among Mead Johnson Nutrition Company, Reckitt Benckiser Group plc and Marigold Merger Sub, Inc.
3.1	Amendment No. 1 to the Amended and Restated Bylaws of the Company, adopted on February 9, 2017
99.1	Letter to Employees issued February 10, 2017
99.2	Letter from Reckitt Benckiser CEO issued February 10, 2017
99.3	Infographic Release from Reckitt Benckiser issued February 10, 2017
99.4	Company Factsheet issued February 10, 2017
99.5	Reckitt Benckiser Factsheet issued February 10, 2017
99.6	Employee FAQ from Reckitt Benckiser issued February 10, 2017

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  Item 1.01. Entry into a Material Definitive Agreement.
  Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
  Item 8.01. Other Events.
  Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX